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                                BDO Seidman, LLP
                                 [LETTERHEAD]


July 19, 2000


Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549


Gentlemen:

We have read Item 4 of Form 8-K dated July 19, 2000 for the event that occurred on July 12, 2000, filed by our former client, eSoft, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.


Very truly yours,

/s/ BDO Seidman, LLP